Exhibit 10.2
[Form of 2021 Time-Based RSU Agreement]

CELANESE CORPORATION
2018 GLOBAL INCENTIVE PLAN

TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
DATED [Grant Date]

Pursuant to the terms and conditions of the Celanese Corporation 2018 Global Incentive Plan, you have been awarded Time-Based Restricted Stock Units, subject to the restrictions described in this Agreement. In addition to the information included in this Award Agreement, the Participant's name and the number of Restricted Stock Units can be found in the Grant Summary located in the electronic stock plan award administration system maintained by the Company or its designee that contains a link to this Agreement (which summary information is set forth in the appropriate records of the Company authorizing such award)

2021 RSU Award

[Number of Shares Granted] Units

This grant is made pursuant to the Time-Based Restricted Stock Unit Award Agreement dated as of [Grant Date], between Celanese and [Participant Name], which Agreement is attached hereto and made a part hereof.

CELANESE CORPORATION
2018 GLOBAL INCENTIVE PLAN
TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
    This Time-Based Restricted Stock Unit Award Agreement (the "Agreement") is made and entered into as of [Grant Date] (the "Grant Date"), by and between Celanese Corporation, a Delaware corporation (the "Company"), and [Participant Name] (the "Participant"). Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Celanese Corporation 2018 Global Incentive Plan (as amended from time to time, the "2018 Plan").
1.    Time-Based RSU Award: In order to encourage the Participant's contribution to the successful performance of the Company, the Company hereby grants to the Participant as of the Grant Date, pursuant to the terms of the 2018 Plan and this Agreement, an award (the "Award") of [Number of Shares Granted] time-based Restricted Stock Units ("RSUs") representing the right to receive an equal number of Common Shares upon vesting. The Participant hereby acknowledges and accepts such Award upon the terms and subject to the conditions, restrictions and limitations contained in this Agreement and the 2018 Plan.
2.    Time-Based Vesting: Subject to Section 3 and Section 6 of this Agreement, <<Vest1>> RSUs shall vest on <<Vest1Date>>; <<Vest2>> RSUs shall vest on <<Vest2Date>>; <<Vest3>> RSUs shall vest on <<Vest3Date>>, for a total of [Number of Shares Granted] RSUs. Each such date shall be referred to as a "Vesting Date". Each period between the Grant Date and a Vesting Date shall be referred to as a "Vesting Period".
3.    Effects of Certain Events Prior to Vesting:
(a)    Upon the termination of the Participant's employment by the Company without Cause or due to the Participant's death or Disability (other than as provided in Section 3(c)), a prorated portion of the RSUs that remain unvested will vest in an amount equal to (i) the unvested RSUs in each Vesting Period multiplied by (ii) a fraction, the numerator of which is the number of complete and partial calendar months from the Grant Date to the date of termination without Cause or due to the Participant's death or Disability, and the denominator of which is the number of complete and partial calendar months in each applicable Vesting Period, such product to be rounded up to the nearest whole number. In any such case, such prorated number of unvested RSUs that vest in accordance with the preceding sentence will be subject to any applicable taxes under Section 7 upon such vesting, which may be rounded up in each case to avoid fractional shares. In the case of termination of the Participant's employment by the Company without Cause, the prorated RSUs will be settled in accordance with the provisions of Section 4 following the applicable Vesting Date(s). In the case of termination of the Participant's employment due to the Participant's death or Disability and notwithstanding any provision of Section 4 to the contrary, the prorated RSUs will be settled as soon as administratively practicable (but in no event later than 2 ½ months) after the date of such termination of employment due to death or Disability by delivery of a number of Common Shares equal to the number of such prorated RSUs.
The remaining unvested portion of the Award shall be immediately forfeited and cancelled without consideration as of the date of the Participant's termination of employment without Cause or due to the Participant's death or Disability.

© 2021 Celanese Corporation

If at any time on or before a Vesting Date the Company determines, in its sole discretion, that the Participant engaged in an act constituting Cause, the Participant's employment shall be considered to have been terminated for Cause, and his or her Award shall be forfeited and cancelled without consideration pursuant to Section 3(d), regardless of whether the Participant's termination initially was considered to have been without Cause. In each such case, the provisions of Section 3(a) or 3(b) are inapplicable.
(b)    Upon the termination of the Participant's employment by the Company due to the Participant's Retirement but under circumstances not amounting to Cause, then the Participant will continue to vest in the RSUs in accordance with the above vesting schedule. To the extent permitted by applicable country, state or province law, as consideration for the vesting provisions upon Retirement contained in this Section 3(b), upon Retirement, the Participant shall enter into a departure and general release of claims agreement with the Company that includes two-year noncompetition and non-solicitation covenants in a form acceptable to the Company.
(c)    Notwithstanding any provision herein to the contrary, if the Participant's employment with the Company is terminated by the Company in connection with a Qualifying Disposition, as determined by the Company in its sole discretion, other than for Cause, and regardless of whether the Participant is then eligible for Retirement or is offered employment with the acquiror or successor, then the entire unvested portion of the RSUs shall vest as of the date of such termination of employment and shall be settled as follows, subject to any applicable taxes under Section 7:
(i) a prorated number of the unvested RSUs determined in accordance with the provisions of Section 3(a) had those provisions applied shall be settled in accordance with the provisions of Section 4 following the applicable Vesting Date(s); and
(ii) the remaining number of the unvested RSUs shall be settled as soon as administratively practicable (but in no event later than 2 ½ months) after the date of such termination of employment.
Notwithstanding the foregoing, in case of a termination of employment covered by this Section 3(c), if the Committee determines that the Participant has been offered employment with the acquiror or successor and in connection with that employment will receive a substitute award from the acquiror or successor with an equivalent (or greater) economic value and no less favorable vesting conditions as this Award, the Committee, in its sole discretion, may determine not to provide for the additional vesting under clause (ii) of Section 3(c).
(d)    Upon the termination of the Participant's employment for any other reason, the unvested portion of the Award shall be immediately forfeited and cancelled without consideration as of the date of the Participant's termination of employment.
A Participant's employment will be considered to have been terminated for Cause, and the Award forfeited and cancelled without consideration, if the Company determines, in its sole discretion, that the Participant engaged in an act constituting Cause at any time prior to a Vesting Date, regardless of whether the Participant's termination initially was considered to have been without Cause.
4.    Settlement of RSUs: Subject to Sections 3, 6 and 7 of this Agreement, the Company shall deliver to the Participant (or to a Company-designated brokerage firm or plan administrator) as soon as administratively practicable following the applicable Vesting Date (but in no event later than 2 ½ months after the applicable Vesting Date), in complete settlement of all RSUs vesting on such Vesting Date, a number of Common Shares equal to the number of RSUs vesting on such Vesting Date.

© 2021 Celanese Corporation

5.    Rights as a Stockholder: The Participant shall have no voting, dividend or other rights as a stockholder with respect to the Award until the RSUs have vested and Common Shares have been delivered pursuant to this Agreement
6.    Change in Control; Dissolution:
(a)    Notwithstanding any other provision of this Agreement to the contrary, upon the occurrence of a Change in Control with respect to any unvested RSUs granted pursuant to this Agreement that have not previously been forfeited:
(1)    If (i) a Participant's rights to the unvested portion of the Award are not adversely affected in connection with the Change in Control, or, if adversely affected, a substitute award with an equivalent (or greater) economic value and no less favorable vesting conditions is granted to the Participant upon the occurrence of a Change in Control, and (ii) the Participant's employment is terminated by the Company (or its successor) without Cause within two years following the Change in Control, then the unvested portion of the Award (or, as applicable, the substitute award) shall immediately vest and a number of Common Shares equal to the number of unvested RSUs shall be delivered to the Participant within thirty (30) days following the date of termination, subject to the provisions of Section 7.
(2)    If a Participant's right to the unvested portion of the Award is adversely affected in connection with the Change in Control and a substitute award is not made pursuant to Section 6(a)(1) above, then upon the occurrence of a Change in Control, the unvested portion of the Award shall immediately vest and a number of Common Shares equal to the number of unvested RSUs shall be delivered to the Participant within thirty (30) days following the Change in Control, subject to the provisions of Section 7; and
(b)    Notwithstanding any other provision of this Agreement to the contrary, in the event of a corporate dissolution of the Company that is taxed under Section 331 of the Internal Revenue Code of 1986, as amended, then in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(A), this Agreement shall terminate and any RSUs granted pursuant to this Agreement that have not previously been forfeited shall immediately become Common Shares and shall be delivered to the Participant within thirty (30) days following such dissolution.
7.    Income and Other Taxes: The Company shall not deliver Common Shares in respect of any vested RSUs unless and until the Participant has made arrangements satisfactory to the Committee to satisfy applicable withholding tax obligations for US federal, state, and local income taxes (or the foreign counterpart thereof) and applicable employment taxes. Unless otherwise permitted by the Committee, withholding shall be effectuated by withholding Common Shares in connection with the vesting and/or settlement of RSUs. Withholding shall be effected using a rate or method chosen by the Company consistent with ASC Topic 718 (or any successor applicable equity accounting standard applicable to this Award) and the U.S. Internal Revenue Service withholding regulations or other applicable tax requirements, not to exceed maximum statutory rates. The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the delivery of Common Shares issued in respect of any vested RSUs from any amounts payable by it to the Participant (including, without limitation, future cash wages). The Participant acknowledges and agrees that amounts withheld by the Company for taxes may be less than amounts actually owed for taxes by the Participant in respect of the Award. Any vested RSUs shall be reflected in the Company's records as issued on the

© 2021 Celanese Corporation

respective dates of issuance set forth in this Agreement, irrespective of whether delivery of such Common Shares is pending the Participant's satisfaction of his or her withholding tax obligations.
8.    Securities Laws: The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Shares issued as a result of the vesting or settlement of the RSUs, including without limitation (a) restrictions under an insider trading policy, and (b) restrictions as to the use of a specified brokerage firm for such resales or other transfers. Upon the acquisition of any Common Shares pursuant to the vesting or settlement of the RSUs, the Participant will make or enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement and the 2018 Plan. All accounts in which such Common Shares are held or any certificates for Common Shares shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or quotation system upon which the Common Shares are then listed or quoted, and any applicable federal or state securities law, and the Company may cause a legend or legends to be put on any such certificates (or other appropriate restrictions and/or notations to be associated with any accounts in which such Common Shares are held) to make appropriate reference to such restrictions.
9.    Non-Transferability of Award: The RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that the Participant may designate a beneficiary, on a form provided by the Company, to receive any portion of the Award payable hereunder following the Participant's death.
10.    Other Agreements: Subject to Sections 10(a) and 10(b) of this Agreement, this Agreement and the 2018 Plan constitute the entire understanding between the Participant and the Company regarding the Award, and any prior and/or contemporaneous agreements, understandings, representations, discussions, commitments or negotiations concerning the Award, whether written or oral, are superseded. No oral statements or other prior written material not specifically incorporated into this Agreement, other than the 2018 Plan, shall be of any force or effect.
(a)    The Participant acknowledges that as a condition to the receipt of the Award, the Participant:
(1)    shall have delivered to the Company an executed copy of this Agreement;
(2)    shall be subject to the Company's stock ownership guidelines, to the extent applicable to the Participant;
(3)    shall be subject to policies and agreements adopted by the Company from time to time, and applicable laws and regulations, requiring the repayment by the Participant of incentive compensation under certain circumstances, including that certain Celanese Corporation Incentive Compensation Recoupment Policy adopted by the Committee on October 16, 2019 (collectively, "Clawback Policies"), without any further act or deed or consent of the Participant; and
(4)    shall have delivered to the Company an executed copy of the current form of Long-Term Incentive Claw-Back Agreement. For purposes hereof, "Long-Term Incentive Claw-Back Agreement" means an agreement between the Company and the Participant

© 2021 Celanese Corporation

associated with the grant of long-term incentives of the Company, which contains terms, conditions, restrictions and provisions regarding one or more of (i) noncompetition by the Participant with the Company, and its customers and clients; (ii) non-solicitation and non-hiring by the Participant of the Company's employees, former employees or consultants; (iii) maintenance of confidentiality of the Company's and/or clients' information, including intellectual property; (iv) nondisparagement of the Company; and (v) such other matters deemed necessary, desirable or appropriate by the Company for such an agreement in view of the rights and benefits conveyed in connection with an award.
(b)    The Participant acknowledges that if the Participant violates any of the terms or provisions of the Clawback Policies or the Long-Term Incentive Claw-Back Agreement, whether before or after termination of employment, then the Company will, to the fullest extent permitted by applicable law, (i) terminate the Participant's rights in any unvested RSUs under this Award, and (ii) claw back (i.e., recover) all Common Shares previously issued under this Award.
(c)    If the Participant is a non-resident of the U.S., there may be an addendum containing special terms and conditions applicable to awards in the Participant's country. The issuance of the Award to any such Participant is contingent upon the Participant executing and returning any such addendum in the manner directed by the Company.
11.    Not a Contract for Employment; No Acquired Rights; Agreement Changes: Nothing in the 2018 Plan, this Agreement or any other instrument executed in connection with the Award shall confer upon the Participant any right to continue in the Company's employ or service nor limit in any way the Company's right to terminate the Participant's employment at any time for any reason. The grant of RSUs hereunder, and any future grant of awards to the Participant under the 2018 Plan, is entirely voluntary and at the complete and sole discretion of the Company. Neither the grant of these RSUs nor any future grant of awards by the Company shall be deemed to create any obligation to grant any further awards, whether or not such a reservation is expressly stated at the time of such grants. The Company has the right, at any time and for any reason, to amend, suspend or terminate the 2018 Plan; provided, however, that no such amendment, suspension, or termination shall adversely affect the Participant's rights hereunder.
12.    Severability: In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
13.    Further Assurances: Each party shall cooperate and take such action as may be reasonably requested by either party hereto in order to carry out the provisions and purposes of this Agreement.
14.    Binding Effect: The Award and this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.
15.    Electronic Delivery: By executing this Agreement, the Participant hereby consents to the delivery of any and all information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws), in whole or in part, regarding the Company and its subsidiaries, the 2018 Plan, and the Award via electronic mail, the Company's or a plan administrator's web site, or other means of electronic delivery.

© 2021 Celanese Corporation

16.    Personal Data: By accepting the Award under this Agreement, the Participant hereby consents to the Company's use, dissemination and disclosure of any information pertaining to the Participant that the Company determines to be necessary or desirable for the implementation, administration and management of the 2018 Plan.
17.    Governing Law: The Award and this Agreement shall be interpreted and construed in accordance with the laws of the state of Delaware and applicable federal law.
18.    Restricted Stock Units Subject to Plan: By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the 2018 Plan and the 2018 Plan's prospectus. The RSUs and the Common Shares issued upon vesting of such RSUs are subject to the 2018 Plan, which is hereby incorporated by reference. In the event of any conflict between any term or provision of this Agreement and a term or provision of the 2018 Plan, the applicable terms and provisions of the 2018 Plan shall govern and prevail.
19.    Validity of Agreement: This Agreement shall be valid, binding and effective upon the Company on the Grant Date. However, the Participant must accept this Agreement electronically pursuant to the online acceptance procedure established by the Company within ninety (90) days; otherwise the Company may, in its sole discretion, rescind the Award in its entirety.
20.    Headings: The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.
21.    Compliance with Section 409A of the Internal Revenue Code: Notwithstanding any provision in this Agreement to the contrary, this Agreement will be interpreted and applied so that the Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A of the Code. The Company reserves the right to change the terms of this Agreement and the 2018 Plan without the Participant's consent to the extent necessary or desirable to comply with the requirements of Code Section 409A. Further, in accordance with the restrictions provided by Treasury Regulation Section 1.409A-3(j)(2), any subsequent amendments to this Agreement or any other agreement, or the entering into or termination of any other agreement, affecting the RSUs provided by this Agreement shall not modify the time or form of issuance of the RSUs set forth in this Agreement. In addition, if the Participant is a "specified employee" within the meaning of Code Section 409A, as determined by the Company, any payment made in connection with the Participant's separation from service shall not be made earlier than six (6) months and one day after the date of such separation from service to the extent required by Code Section 409A.
22.    Definitions: The following terms shall have the following meanings for purposes of this Agreement, notwithstanding any contrary definition in the 2018 Plan:
(a)    "Cause" means, as determined by the Company in its sole discretion, (i) the Participant's willful failure to perform the Participant's duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by the Company to the Participant of such failure, (ii) the Participant's conviction of, or a plea of nolo contendere to, (x) a felony under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude, (iii) the Participant's willful malfeasance or willful misconduct which is demonstrably injurious to the Company or its affiliates, (iv) any act of fraud by the Participant, (v) any violation of the Company's business conduct policy, (vi) any violation of the Company's policies concerning harassment or discrimination by the Participant, (vii) the Participant's conduct that causes harm to the business reputation of the Company or its affiliates,

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or (viii) the Participant's breach of any confidentiality, intellectual property, noncompetition or non-solicitation provisions applicable to the Participant under the Long-Term Incentive Claw-Back Agreement or any other agreement between the Participant and the Company. "Cause" shall be determined by the Company in its sole discretion, and such determination shall be final, binding, and conclusive on the Participant.
(b)    "Change in Control" means:
(i)    Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this subparagraph, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (iv) any acquisition pursuant to a transaction that complies with clauses (A), (B) or (C) in paragraph (iii) of this definition; or
(ii)    Individuals who, as of the effective date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)    Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting

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from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(iv)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, if it is determined that an Award hereunder is subject to the requirements of Section 409A and the Change in Control is a "payment event" under Section 409A for such Award, the Company will not be deemed to have undergone a Change in Control unless the Company is deemed to have undergone a "change in control event" pursuant to the definition of such term in Section 409A.
(c)    "Disability" has the same meaning as "Disability" in the Celanese Corporation 2008 Deferred Compensation Plan or such other meaning as determined by the Committee in its sole discretion, provided that in all events a "Disability" under this Agreement shall constitute a "disability" within the meaning of Treasury Regulation Section 1.409A-3(i)(4).
(d)    "Qualifying Disposition" means a sale or other disposition by the Company or one or more subsidiaries of all or part of a business, business unit, segment or subsidiary in a stock, asset, merger or other similar transaction or combination thereof, and determined by the Committee to be a Qualifying Disposition.
(e)    "Retirement" of the Participant shall mean a voluntary separation from service on or after the date when the Participant is both 55 years of age and has ten years of service with the Company, as determined by the Company in its discretion based on payroll records. Retirement shall not include voluntary separation from service in which the Company could have terminated the Participant's employment for Cause.

[signature on following page]

© 2021 Celanese Corporation

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer.
CELANESE CORPORATION

/s/ Lori J. Ryerkerk
By: Lori J. Ryerkerk
Chairman, Chief Executive Officer and President

© 2021 Celanese Corporation